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                                   EXHIBIT 21

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SUBSIDIARIES OF THE REGISTRANT

The following is a list of the subsidiaries of OC Financial, Inc. following the conversion.

       Name                                     State of Incorporation
       ----                                     ----------------------

       Ohio Central Savings                     Federal

       AutoARMtm                                Ohio